Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (AMEX)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Elects Diane M. Pearse to Board

PITTSBURGH, March 12, 2004 – The Board of Directors of Mine Safety Appliances Co. (AMEX: MSA) has elected Diane M. Pearse a director. Ms. Pearse currently serves as chief financial officer for Crate and Barrel, a leading specialty retailer of home furnishings. She succeeds Joseph L. Calihan, who retired from the MSA Board at the end of February, 2004.

“We feel very fortunate to be able to add a person of Diane’s caliber to the MSA Board,” said John T. Ryan, MSA chairman and CEO. “She brings to MSA a tremendous amount of experience in the areas of accounting, finance and information systems, which allows us to further enhance the capabilities of our board and make MSA even more successful. I’d also like to express my deep appreciation for the contributions of Joe Calihan. His wise counsel and judgment over the years have greatly benefited MSA.”

In addition to her CFO responsibilities at Crate and Barrel, Ms. Pearse serves on the company’s executive committee, operations committee and management information systems steering committee. Prior to joining Crate and Barrel, Ms. Pearse served as CFO for iCastle.com, an internet start-up company in the home improvement industry.

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Before her association with iCastle, Ms. Pearse worked for BP Amoco Corp. where she served as Vice President, Business Financial Services – Americas. In this capacity, Ms. Pearse was responsible for corporate and structured finance transactions and risk management activities for BP Amoco’s Americas’ based businesses. Following the merger of BP and Amoco, Ms. Pearse played a key role in the design and integration of the worldwide corporate finance and treasury function. She began her career with Amoco in 1980, and over an 18-year period held a variety of positions in finance, treasury, accounting and information technology.

A Bronze Tablet graduate from the University of Illinois-Urbana, Ms. Pearse holds a bachelor’s degree in Accountancy. She also earned a master’s degree in business administration from DePaul University, where she graduated with honors.

Established in 1914, MSA is the world’s leading provider of quality products and services that protect people’s health and safety and the environment. The company has annual sales of nearly $700 million, manufacturing operations throughout the United States and Europe and 28 international affiliates.

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